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                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

Contact:  Tony Escamilla,          Falcon Entertainment Corp.
                                   675 Third Ave., 12th Floor
                                   New York, NY 10017
                                   (212) 557-5557

                  FALCON ENTERTAINMENT ANNOUNCES TERMINATION OF
          CURRENT CABLE DISTRIBUTION ARRANGEMENT AND IMPLEMENTATION OF PHASE TWO OF ITS PLAN TO REDESIGN ITS PROGRAMMING AND WEBSITE

NEW YORK, November 6, 2000 -- Falcon Entertainment Corp. (OTC BB: INDE) announced today that after an evaluation of its current cable distribution and programming strategies for its IMNTV-TM- music video program, it has terminated its network carriage agreement with OlympuSAT, Inc., an affiliate of Ocean Communications, Inc. Through Independent Music Network, Inc. (IMN-TM-), a wholly owned subsidiary of Falcon, the company operates IMNTV, a medium intended to offer amateur bands and artists national television exposure, plus worldwide visibility through concurrent webcasting on IMNTV.com-TM-.

Management believes such a move to be in the long-term strategic interest of the company. Falcon launched IMNTV in limited U.S. markets earlier this year, but has not been broadcast in all markets in which it initially launched since approximately September. The company is currently redesigning its programming and anticipates the completion of its enhanced format in January 2001. Management is negotiating with several satellite carriage providers for lower cost 24-hour digital carriage. The company expects that a move to another carrier will reduce its overall expenses and will be more in line with Falcon's goal of expanding its efforts to gain nationwide distribution, on a 24/7 basis, for its IMNTV channel. Falcon intends to create an in-house cable distribution staff. The decision to terminate the network carriage agreement temporarily leaves Falcon without cable distribution for its music video programming, however IMNTV continues to webcast its programming at WWW.IMNTV.COM

As part of its overall restructuring effort, Falcon has also reduced its headcount by nine employees, primarily in the marketing and creative functions, representing approximately 47% of its workforce.

The company plans to launch version 2.0 of its IMNTV.com web site during early November. The new version of the site is being designed to include a number of changes including: substantially easier navigation and search tools, improved band and video information for viewers, a more intuitive interface for bands to manage their IMNTV accounts, and an enhanced streaming video interface.

Falcon is currently negotiating with several sources for additional equity funding, the completion of which is necessary for the company to expand its cable distribution efforts and to re-launch its IMNTV programming. At the present time, Falcon is relying solely on its Chairman and principal shareholder for its working capital funding.

ABOUT FALCON ENTERTAINMENT

Falcon Entertainment Corp. is a diversified entertainment company focused on three primary areas: Broadcasting and Cable Networks, Music, and the Internet. IMNTV was launched in June 2000 with the intention of broadcasting and webcasting (subject to content) all amateur and professional music television videos submitted from around the world on national cable and direct satellite television, 24 hours a day, seven days per week. IMNTV currently webcasts these music videos on its Internet website WWW.IMNTV.COM.

Independent Music Network, Inc., InVision Records, Inc. and Ecity Records, Inc. are all wholly owned subsidiaries of Falcon Entertainment Corp. Falcon is headquartered in New York, NY.

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         This news release contains statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release that are not strictly historical are "forward looking" statements which are subject to the many risks and uncertainties that exist in Falcon's operations and business environment. These risks and uncertainties may cause actual results to differ materially from expected results and include, but are not limited to, the risk that Falcon may not be able to obtain additional capital and may have to curtail or cease operations, Falcon's limited operating history, unproven business model, history of losses and anticipation of continued losses, the potential volatility of Falcon's quarterly operating results, intense competition faced by Falcon, the risk that Falcon may not be able to attract advertisers or strategic alliances, and other risks which are set forth in Falcon's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2000 and its Quarterly Report on Form 10-QSB for the period ended August 31, 2000.

         THIS IS NEITHER AN OFFER TO BUY OR SELL A SECURITY AND IS FOR INFORMATIONAL PURPOSES ONLY.